UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

(Amendment No. 1)

VeraSun Energy Corporation
(Name of Issuer)

Common Stock

(Title of Class of Securities)

92336G106

(CUSIP Number)

December 31, 2007

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

CUSIP No. 92336G106

1	NAMES OF REPORTING PERSONS. Eos Capital Partners III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0
12	TYPE OF REPORTING (SEE INSTRUCTIONS) PN

CUSIP No. 92336G106

1	NAMES OF REPORTING PERSONS. ECP General III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0
12	TYPE OF REPORTING (SEE INSTRUCTIONS) PN

CUSIP No. 92336G106

1	NAMES OF REPORTING PERSONS. ECP III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0
12	TYPE OF REPORTING (SEE INSTRUCTIONS) OO

CUSIP No. 92336G106

1	NAMES OF REPORTING PERSONS. Eos Partners SBIC III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0
12	TYPE OF REPORTING (SEE INSTRUCTIONS) PN

CUSIP No. 92336G106

1	NAMES OF REPORTING PERSONS. Eos SBIC General III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0
12	TYPE OF REPORTING (SEE INSTRUCTIONS) OO

CUSIP No. 92336G106

1	NAMES OF REPORTING PERSONS. Eos Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0
12	TYPE OF REPORTING (SEE INSTRUCTIONS) PN

CUSIP No. 92336G106

1	NAMES OF REPORTING PERSONS. Eos General, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0
12	TYPE OF REPORTING (SEE INSTRUCTIONS) OO

CUSIP No. 92336G106

1	NAMES OF REPORTING PERSONS. Mark L. First
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0
12	TYPE OF REPORTING (SEE INSTRUCTIONS) IN

Item 1(a).	Name of Issuer: VeraSun Energy Corporation

Item 1(b).	Address of Issuer’s Principal Executive Offices: 100 22nd Avenue, Brookings, South Dakota 57006

Item 2(a).
Name of Person(s) Filing:

Eos Capital Partners III, L.P.
ECP General III, L.P.
ECP III, LLC
Eos Partners SBIC III, L.P.
Eos SBIC General III, L.L.C.
Eos Partners, L.P.
Eos General, L.L.C.
Mark L. First

Item 2(b).	Address of Principal Business Office or, if None, Residence: c/o Eos Capital Partners III, L.P. 320 Park Avenue New York, New York 10022

Item 2(c).	Citizenship or Place of Organization: See Item 4 of each cover page.

Item 2(d).	Title of Class of Securities: Common Stock, par value $0.01 per share

Item 2(e).	CUSIP Number: 92336G106

Item 3.
If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

a. ☐ Broker or dealer registered under Section 15 of the Act.
b. ☐ Bank as defined in Section 3(a)(6) of the Act.
c. ☐ Insurance company as defined in Section 3(a)(19) of the Act.
d. ☐ Investment company registered under Section 8 of the Investment Company Act of 1940.
e. ☐ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
f. ☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
g. ☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

h. ☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
i. ☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
j. ☐ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.
Ownership

(a) Amount beneficially owned: -0-

(b) Percent of class: -0-

(c) Number of shares as to which the person has:

(i) Sole Power to vote or direct the vote: -0-

(ii) Shared Power to vote or direct the vote: -0-

(iii) Sole Power to dispose or direct the disposition of: -0-

(iv) Shared Power to dispose or direct the disposition of: -0-

Instruction. For computations regarding securities which represent a right to acquire an underlying security see§240.13d-3(d)(1).

Item 5.
Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: ☒

Instruction. Dissolution of a group requires a response to this item.

Item 6.
Ownership of More than Five Percent on Behalf of Another Person:

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Not Applicable.

Item 7.
Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Not Applicable.

Item 8.
Identification and Classification of Members of the Group:

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and the Item 3 classification of each member of the group. If a group has filed this schedule pursuant to §240.13d-1(c) or §240.13d-1(d), attach an exhibit stating the identity of each member of the group.

Not Applicable.

Item 9.
Notice of Dissolution of Group:

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity.
See Item 5.

Not Applicable.

Item 10.	Certification: Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 11, 2008

EOS CAPITAL PARTNERS III, L.P.

By:	ECP General III, L.P., its general partner

By:	ECP III, LLC, its general partner

By:	/s/ Brian Young
Name: Brian Young
Title: Chairman

ECP GENERAL III, L.P.

By:	ECP III, LLC, its general partner

By:	/s/ Brian Young
Name: Brian Young
Title: Chairman

ECP III, LLC

By:	/s/ Brian Young
Name: Brian Young
Title: Chairman

EOS PARTNERS SBIC III, L.P.

By:	Eos SBIC General III, L.L.C., its general partner

By:	Eos Partners, L.P., its managing member

By:	Eos General, L.L.C., its general partner

By:	/s/ Brian Young
Name: Brian Young
Title: Managing Member

EOS SBIC GENERAL III, L.L.C.

By:	Eos Partners, L.P., its managing member

By:	Eos General, L.L.C., its general partner

By:	/s/ Brian Young
Name: Brian Young
Title: Managing Member

EOS PARTNERS, L.P.

By:	Eos General, L.L.C., its general partner

By:	/s/ Brian Young
Name: Brian Young
Title: Managing Member

EOS GENERAL, L.L.C.

By:	/s/ Brian Young
Name: Brian Young
Title: Managing Member

MARK L. FIRST

/s/ Mark L. First

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii), we the undersigned agree that Amendment No. 1 to the Schedule 13G, to which this Joint Filing Agreement is attached as Exhibit 1, is filed on behalf of each of us.

Date: January 11, 2008

EOS CAPITAL PARTNERS III, L.P.

By:	ECP General III, L.P., its general partner

By:	ECP III, LLC, its general partner

By:	/s/ Brian Young
Name: Brian Young
Title: Chairman

ECP GENERAL III, L.P.

By:	ECP III, LLC, its general partner

By:	/s/ Brian Young
Name: Brian Young
Title: Chairman

ECP III, LLC

By:	/s/ Brian Young
Name: Brian Young
Title: Chairman

EOS PARTNERS SBIC III, L.P.

By:	Eos SBIC General III, L.L.C., its general partner

By:	Eos Partners, L.P., its managing member

By:	Eos General, L.L.C., its general partner

By:	/s/ Brian Young
Name: Brian Young
Title: Managing Member

EOS SBIC GENERAL III, L.L.C.

By:	Eos Partners, L.P., its managing member

By:	Eos General, L.L.C., its general partner

By:	/s/ Brian Young
Name: Brian Young
Title: Managing Member

EOS PARTNERS, L.P.

By:	Eos General, L.L.C., its general partner

By:	/s/ Brian Young
Name: Brian Young
Title: Managing Member

EOS GENERAL, L.L.C.

By:	/s/ Brian Young
Name: Brian Young
Title: Managing Member

MARK L. FIRST

/s/ Mark L. First